Exhibit 1.2

FEE REDUCTION AGREEMENT

March 28, 2023

WHEREAS, pursuant to the Underwriting Agreement between Insight Acquisition Corp. (the “Company”) and Cantor Fitzgerald & Co., as Representative of the several Underwriters (“Cantor”), dated as of September 1, 2021 (the “Underwriting Agreement”), the Company previously agreed to pay to the Underwriters an aggregate of $12,000,000 as “deferred underwriting commissions” (the “Deferred Fee”), a portion of which fee is payable to each Underwriter in proportion to their respective commitments pursuant to the Underwriting Agreement (of which $8,400,000 is payable to Cantor for its own account), upon the consummation of the Business Combination contemplated by the final prospectus of the Company, filed with the Securities and Exchange Commission (File No. 333-58727), and dated as of September 1, 2021.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Cantor, on behalf of itself only and not on behalf of any other Underwriter, hereby agree as follows:

1.

As of the date hereof, Cantor agrees that, on behalf of itself only and not on behalf of any other Underwriter, it will irrevocably forfeit $5,400,000 of its $8,400,000 portion of the aggregate Deferred Fee that would otherwise be payable to it pursuant to the Underwriting Agreement.

2.	The remainder of the Deferred Fee in the amount of $3,000,000 shall be payable to Cantor as originally set forth in the Underwriting Agreement upon the consummation of the Business Combination.

3.	Each of the Company and Cantor will, upon request of the other, execute such other documents, instruments or agreements as may be reasonable or necessary to effectuate the agreements set forth herein.

Capitalized terms used herein and not defined shall have the respective meanings ascribed to such terms in the Underwriting Agreement. Sections 10.1, 10.3, 10.5, 10.6, 10.7, 10.8, 10.9 and 10.10 of the Underwriting Agreement are hereby incorporated into this letter agreement. Except as expressly set forth herein, the provisions of the Underwriting Agreement are not amended and remain in full force and effect.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized signatory as of the date first set forth above.

INSIGHT ACQUISITION CORP.			CANTOR FITZGERALD & CO.

By:	/s/ Jeff Gary		By:	/s/ Sage Kelly
	Name:	Jeff Gary		Name:	Sage Kelly
	Title:	CEO		Title:	Senior Managing Director

AVILA ENERGY CORPORATION

By:	/s/ Leonard B. Van Betuw
	Name:	Leonard B. Van Betuw
	Title:	President and CEO